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[PricewaterhouseCoopers LLP]

                                             October 22, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by First USA Bank, N.A. in its capacity as servicer of the First USA Credit Card Master Trust (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of the Form 8-K/A, as part of the Company's Form 8-K/A report for the month of October 1998. We agree with the statements concerning our Firm in such Form 8-K/A.


                                             Very truly yours,

                                             /s/ PricewaterhouseCoopers LLP

                                             PricewaterhouseCoopers LLP
















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ITEM 4.   CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

          On October 2, 1998, the parent corporation for First USA Bank, N.A., (the "Bank"), Banc One Corporation, was merged (the "Merger") with First Chicago NBD Corporation ("FCNBD") and the surviving entity is BANK ONE CORPORATION ("BANK ONE"). Following the merger, the Bank is an indirect, wholly owned subsidiary of BANK ONE. In connection with such merger, the Bank, in its capacity as servicer of the First USA Credit Card Master Trust (the "Trust"), changed the independent accountants for the Trust from PricewaterhouseCoopers LLP, (formerly "Coopers & Lybrand L.L.P.") ("PwC"), to Arthur Andersen LLP ("AA"), historically engaged by FCNBD. BANK ONE has selected AA as the certifying accountant for the merged entity. Selection of AA as the certifying accountant was recommended to the Banc One Audit Committee on July 20, 1998. The Banc One Audit Committee approved the selection and so reported to the Banc One Board of Directors on July 21, 1998. The sole reason for the change of the independent accountants for the Trust was to align the independent accountants of the Trust with those of BANK ONE.

          The Trust does not have financial statements and the reports of independent accountants for the Trust are limited to (i) examining the assertion of the Servicer that it has maintained effective internal control over the servicing of credit card accounts under the Master Pooling and Servicing Agreement for the Trust, in accordance with standards established by the American Institute of Certified Public Accountants, (ii) examining, in accordance with standards established by the American Institute of Certified Public Accountants, the assertion of the Servicer that it has complied with certain covenants and conditions set forth in the Master Pooling and Servicing Agreement for the Trust and (iii) comparing the mathematical calculations of each amount set forth in the monthly servicer's certificates prepared by the Servicer with the Servicer's computer reports, which were the source of such amounts. Therefore, the standards enumerated in Item 304 of Regulation S-K under the Securities and Exchange Act of 1934 ("Item 304"), which apply to audits of financial statements, are not applicable to the services performed for the Trust by independent accountants. Nonetheless, the reports of PwC with respect to the Trust for the fiscal year ended December 31, 1997, and the reports of Ernst & Young LLP ("Ernst & Young") for the prior two fiscal years ended June 30, 1996 and June 30, 1997 did not state that either (x) the assertions of the Servicer in clauses (i) and (ii) above were not fairly stated, in all material respects or (y) the amounts referred to in clause (iii) above were not in agreement, except for such exceptions as such accounting firm believed to be immaterial, and there were no disagreements (as defined in the instructions to Item 304 of Regulation S-K) between either such accounting firm and the Bank, in its capacity as servicer of the Trust, in connection with such reports and there have been no such disagreements (as defined in the instructions to Item 304 of Regulation S-K) between PWC and the Bank, in its capacity as servicer of the Trust, during the period form December 31, 1997 through the date of this filing. The decision to change accountants was made in connection with the Merger in order to align the independent accountants of the Trust with those of BANK ONE.

          In the two fiscal years prior to AA's appointment and the period from December 31, 1997 through the date of AA's appointment, the Bank, in its capacity as servicer of the Trust, did not consult AA in any matter with respect to the Trust.

         A letter from PwC stating their agreement with the statements made herein is filed as Exhibit 16.01 to this Form 8-K.